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                                   EXHIBIT 5.1


Zycad Corporation
47100 Bayside Parkway
Fremont, California 94538

     RE:  REGISTRATION STATEMENT ON FORM S-3 AND PROSPECTUS SUPPLEMENT

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 No. 333-8089 (effective August 6, 1996) in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock , $.10 par value, of Zycad Corporation ("Common Stock"), and the Prospectus Supplement, dated January 15, 1997, to the Prospectus contained therein (the "Prospectus Supplement"), relating to an additional newly authorized 10,000,000 shares of Common Stock (the "Shares"). All or a portion of the Shares are issuable upon conversion of the Company's 6% Convertible Subordinated Debentures due 1999 (the "Debentures"). As your counsel, we have examined the proceedings proposed to be taken in connection with the issuance of the Shares upon the conversion of the Debentures.

     It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares upon due and proper the conversion of the Debentures in accordance with their terms, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states, where required, the Shares, when issued and sold in the manner referred to in the Registration Statement and the Prospectus Supplement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to a Current Report on Form 8-K to be filed by you, and further consent to the use of our name wherever appearing therein.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation

                              /s/ Wilson Sonsini Goodrich & Rosati, P.C.